Exhibit 10.1

May 1, 2012

Max Senechal

21 Erie Street

Cambridge, MA 02139

Re:  Employment Agreement

Dear Max:

We are pleased to offer the following terms in connection with your continued employment by Metabolix, Inc. (the “Company”).

1.              Employment.

1.1.         General.  The Company will employ you, and you will be employed by the Company, as Vice President, Biobased Chemicals, of the Company, reporting to the Company’s Chief Executive Officer, and you shall have the responsibilities, duty and authority commensurate with that position.  You will also perform such reasonable other and/or different services for the Company, in addition to your primary duties as Vice President, Biobased Chemicals, may be assigned to you from time to time.  You agree that if your employment hereunder ends for any reason, you will tender to the Company your resignation of all offices with the Company as of the date of your termination, such resignation not being relevant to the issue of the reason for your termination under this Agreement.

1.2.         Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

2.              Term.  This Agreement shall continue until termination as provided in Section 4.  The term of this Agreement shall be referred to as the “Agreement Term.”

3.              Compensation.

3.1.         Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $221,450 per year (the “Base Salary”).  You shall be eligible for an annual salary increase in the good faith determination of the Company and the Compensation Committee of its Board of Directors. The Company will pay such

Base Salary on a semi-monthly basis in accordance with the Company’s normal payroll practices and will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

3.2.         Bonus Opportunity.  You will be eligible to receive an annual cash bonus in an amount of up to 120% of the Base Salary, based upon the Company’s good faith assessment of your achievement of individual goals, and of the Company’s achievement of its goals, which assessment shall be done by the Company’s Compensation Committee in conjunction with the Company’s Chief Executive Officer.  Individual goals for each calendar year will be established, and modified, in good faith by you and the Chief Executive Officer in conjunction with the Company’s Compensation Committee.  The Company expects that the annual target bonus opportunity will be in the range of 60% of your Base Salary for performance fully meeting those expectations.  To the extent the Company awards you a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.  In order to receive an annual bonus, you must be employed at the time of a timely payment.  For your first year of employment, and any other partial year, your cash bonus will be awarded on a pro rata basis.

3.3.         Fringe Benefits.  You will be entitled to participate in all employee benefit plans which the Company provides or may establish for the benefit of its senior executives (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

4.              Termination.  This Agreement shall terminate upon the occurrence of any of the following, subject to the applicable provisions of Section 5 below:

4.1.         Termination by You or by the Company Without Cause.  You may terminate this Agreement at any time upon not less than 30 days prior written notice to the Company.  The Company may terminate this Agreement, without Cause, at any time upon written notice to you.

4.2.         Termination for Cause.  This Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you.  For the purposes of this Section, “Cause” for termination shall be limited to the following:

a)             Your conviction of a felony; or

b)             Your commission of fraud, or misconduct that results in material and demonstrable damage to the business or reputation of the Company; or

c)              Your willful and continued failure to perform your duties hereunder (other than such failure resulting from your incapacity due to disability, as defined herein) within 10 business days after the Company delivers a written demand for performance to you that specifically identifies the actions to be performed.

4.3.         Death or Disability.  This Agreement shall terminate upon your death or disability. If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities and/or reassign you to another position with the Company during the period of such disability, and such reassignment shall not trigger a Good Reason termination as provided herein.  Notwithstanding any such removal or reassignment, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of three months, and your employment may be terminated by the Company at any time thereafter.  Nothing in this Section shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

Notwithstanding the foregoing, if and only to the extent that your disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

5.              Effect of Termination.

5.1.         Termination for Cause, Death, Disability or Voluntary Resignation.  In the event (i) you are terminated for Cause; (ii) you are terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”).  Such amounts will be paid promptly after termination in accordance with Massachusetts law and in no event more than 45 days after the date on which your employment terminates.

5.2.         Termination Without Cause or Resignation for Good Reason.  In the event that (i) you are terminated without Cause; or (ii) you resign for Good Reason, and contingent on your executing a complete release of claims against the Company with standard exceptions for vested benefits and equity interests, rights to indemnification, and exceptions for all claims not waivable under applicable law, and provided you do not revoke the release (a fully effective release is hereafter, the “Release”) within thirty (30) days after the date of termination, you shall be entitled, in addition to the Accrued Obligations, to receive:

a)             continuation of your Base Salary in effect at the time of termination for a period of twelve (12) months, commencing on the 37th day after the date on which your employment terminates (provided the Release is effective prior to such date), payable in accordance with the Company’s normal payroll practices, provided that the first payment will include all amounts which would have been paid in the 37 days following your termination of employment.

b)             payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination until the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

5.3.         Additional Benefits upon Termination in Connection With a Change of Control.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each as defined herein) within 12 months immediately following or 6 months immediately prior to a Change of Control, then, in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company, and provided you do not revoke the release (a fully effective release is hereafter, the “Release”) within thirty (30) days after the date of termination, you shall be entitled, in addition to the Accrued Obligations, to receive:

a)             continuation of your Base Salary in effect at the time of termination for a period of twelve (12) months, commencing on the 37th day after the date on which your employment terminates (provided the Release is effective prior to such date), payable in accordance with the Company’s normal payroll practices, provided that the first payment will include all amounts which would have been paid in the 37 days following your termination of employment.

b)             payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination until the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

c)              full vesting of all unvested equity, including but not limited to any options or restricted stock granted to you under the 2006 Stock Plan or any authorized successor stock plan, provided that the conditions to vesting other than the passage of time have been satisfied.

5.4.         Excise Tax.  You agree that the payments and benefits hereunder, and under all other contracts, arrangements or programs that apply to you (the “Company Payments”), shall be reduced to an amount that is one dollar less than the amount that would trigger an excise tax under Section 4999 of the Code, as determined in good faith by the

Company’s independent public accountants, provided, however, that the reduction shall occur only if the reduced Company Payments received by you (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the excise tax payable with respect to such Company Payments under Section 4999 of the Code; and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.  You and the Company agree to cooperate in good faith with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits that you receive. In the event that such payments are required to be reduced pursuant to this Section, such payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits, and to the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

5.5.         “Change of Control”.  As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

a)             any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

b)             persons who, as of the Commencement Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Commencement Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section, be considered a member of the Incumbent Board; or

c)              the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

d)             the stockholders of the Company approve a plan of complete liquidation of  the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5.6.         Definition of Good Reason.  As used in this Agreement, ‘Good Reason’ means that you have complied with the ‘Good Reason Process’ (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in your responsibilities, authority or duties or the assignment to you of duties materially inconsistent with this Agreement; (ii) a diminution in your Base Salary below the minimum Base Salary set forth herein; (iii) a material change in the geographic location at which you provide services to the Company with the relocation of your principal place of business beyond 40 road miles from the Company’s Cambridge, MA offices being material;  (iv) the material breach of this Agreement by the Company; or (v) a change in your reporting relationship to the Chief Executive Officer as set forth herein ‘Good Reason Process’ shall mean that (i) you reasonably determine in good faith that a ‘Good Reason’ condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the ‘Cure Period’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company permanently cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.7.         Separation from Service.  Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

5.8.         Section 409A.  Anything in this Agreement to the contrary notwithstanding, if at the time of your ‘separation from service,’ the Company determines that the you are a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Solely for purposes of Section 409A of the Code, each installment payment described in Section 5 is considered a separate payment.

6.              Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement be exempt from, or comply with, the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

7.              Disclosure to Future Employers.  You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.              Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

9.              General.

9.1.                Notices.  All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

9.2.                Entire Agreement.  This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement) and your Employee Noncompetition, Confidentiality and Inventions Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3.                Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

9.4.                Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

9.5.                Assignment.  The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved and may assign its rights and obligations hereunder to any Company affiliate.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

9.6.                Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

9.7.                Jury Waiver. You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Agreement.

9.8.                Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

9.9.                Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

9.10.         Acknowledgments.  You recognize and agree that the enforcement of the Noncompetition, Nondisclosure and Inventions Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company.  You agree that, due to the proprietary nature of the Company’s business, the restrictions set forth in the Noncompetition, Confidentiality and Inventions Agreement are reasonable as to time and scope.

9.11.         Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.12.         Conditions.  This Agreement is subject to and contingent upon the Company’s receipt of proof that you have appropriate authorization to work in the United States as required by U.S. laws and regulations, and upon satisfactory completion of a background check.

If you accept the above terms, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

METABOLIX, INC.

By:	/s/ Richard P. Eno
Name:	Richard P. Eno
Title:	President & CEO

Accepted and Agreed:

/s/ Max Senechal	5/17/2012
Max Senechal	Date